UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   July 9, 2010

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

(651) 484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Angeion Corporation has terminated the employment of its Chief Financial Officer, William J. Kullback, effective July 9, 2010.  The termination of Mr. Kullback is not related to any issue with respect to the Company’s financial statements.

(c)  In connection with Mr. Kullback’s termination, the Angeion Board of Directors appointed Larry R. Degen, previously Corporate Controller, as Interim Chief Financial Officer.  Mr. Degen joined Angeion as Corporate Controller in April 2010.  From February 2008 to November 2008, Mr. Degen served as Chief Financial Officer of Micro Dynamics Corporation (dba Logic), a contract manufacturing and engineering services firm, where he was responsible for executive management and oversight of the financial and human resources operations of the corporation.

Prior to joining Logic, Mr. Degen was Vice President and Principal Accounting Officer of Pemstar, Inc., an international contract manufacturing company and engineering services firm, from 2002 to 2007 and Vice President and Corporate Controller from 1999 to 2002.  Pemstar was sold to Benchmark Electronics Corporation in 2007.

Prior to being employed at Pemstar, he was employed by Capital Safety Company Ltd, a safety products manufacturer as Chief Financial Officer, and at Palaru Corporation, a commercial printer, as Chief Financial Officer.  Mr. Degen was also employed by Ernst & Young for 15 years.  Mr. Degen is 55 years old.

Angeion has no formal employment agreement with Mr. Degen, but intends to review his salary, bonus arrangement and equity incentives as appropriate for this interim responsibility.  Mr. Degen currently receives a salary of $100,000 and is eligible to participate in the Angeion Corporation Bonus Plan on a pro rata basis in 2010, with payouts of 7%, 10%, or 15% of his salary upon the Company’s achievement of threshold, target, or maximum, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: July 9, 2010	By	/s/ Rodney A. Young
President and Chief Executive Officer